Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Barry R. Liden, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

SOLID FOURTH QUARTER DRIVES STRONG OPERATING RESULTS
FOR EDWARDS LIFESCIENCES

•   New Products Drive Continued Heart Valve Therapy Growth

•   Full Year Gross Profit Margin Increases More Than 200 Basis Points

•   Special Items Increase Net Income by $5.0 Million

IRVINE, Calif., February 2, 2006 – Edwards Lifesciences Corporation (NYSE: EW), the world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended December 31, 2005 of $38.6 million, or $0.61 per diluted share, compared to net income of $25.9 million, or $0.42 per diluted share, for the same period in 2004.  Non-GAAP net income, which excludes the special items detailed in the reconciliation tables below, was $33.6 million compared to
$28.9 million for the same period last year.  Non-GAAP earnings per diluted share grew 15 percent to $0.53, compared to $0.46 per share for the same period in the prior year.

Fourth quarter net sales increased 5.3 percent to $249.7 million, compared to $237.1 million in the same quarter last year.  Growth this quarter was negatively impacted by $5.1 million in foreign exchange (FX) and $5.5 million of discontinued businesses.

“Strong sales growth in all regions and across all of our market-leading franchises resulted in total underlying growth of 10.4 percent this quarter,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.

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EDWARDS LIFESCIENCES’ FOURTH QUARTER 2005 RESULTS

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $114.0 million, an 8.6 percent increase compared to the same quarter last year, with FX negatively impacting sales by $2.5 million.  “Heart Valve Therapy growth was 11.2 percent on an underlying basis this quarter, driven by our market-leading PERIMOUNT tissue valves and our innovative, disease-specific heart valve repair products,” said Mussallem.

Critical Care sales of $84.5 million grew 6.2 percent compared to last year’s quarter.  On a constant currency basis, fourth quarter sales grew 9.1 percent, due primarily to sales of advanced technology catheters, hemofiltration products and the recently launched Edwards FloTrac minimally invasive monitoring system.

Cardiac Surgery Systems sales for the quarter declined to $25.8 million from $26.8 million in the same quarter last year, due to the previously announced discontinuation of the company’s Japan perfusion products business.

Vascular sales were $17.3 million, an 11.6 percent increase compared to the same period in 2004, led by sales of Edwards LifeStent peripheral stents, which were approximately $3.0 million for the fourth quarter.

Sales of Other Distributed Products were $8.1 million in the quarter compared to $10.2 million in the year ago period.  The decline was due to the impact of the discontinued pacemaker business in Japan.

Domestic and international sales for the fourth quarter were $112.7 million and $137.0 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin improved to 64.1 percent from 61.5 percent in the fourth quarter of last year, primarily driven by an increasingly profitable product mix and a favorable FX impact.

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Selling, general and administrative (SG&A) expenses were $87.1 million for the quarter, or 34.9 percent of sales, compared to $82.7 million in the year ago period.  The increase in SG&A was due primarily to higher sales and marketing expenses related to the company’s growth initiatives, and partially offset by FX.  Research and development expenses of $25.8 million increased 10.3 percent compared to the prior year’s quarter, attributable primarily to investments in percutaneous valve programs and the Edwards FloTrac sensor.

During the quarter, the company recorded a $5.0 million net income benefit (detailed in the attached schedule), which resulted primarily from a gain on the sale of the company’s ePTFE vascular graft business, the realization of a tax benefit, and charges from realignment expenses and royalty settlements.

Free cash flow generated during the quarter was $36.4 million, calculated as cash flow from operating activities of $58.3 million minus capital expenditures of $21.9 million.  Long-term debt at December 31 was $316.1 million, resulting in a debt-to-cap ratio of 31.4 percent.  The increase over prior periods was attributable to higher foreign-based debt associated with the company’s repatriation of foreign earnings.

In the quarter, the company repurchased approximately 403,000 shares of common stock for $17.1 million.

Twelve-Month Results

For the 12 months ended December 31, 2005, the company recorded net income of $79.3 million, or $1.27 per diluted share, compared to net income of $1.7 million, or $0.03 per diluted share, for 2004.  Excluding special items described in the attached schedules, non-GAAP net income for 2005 increased 20.1 percent to $125.0 million from $104.1 million in 2004.  Non-GAAP earnings per diluted share grew to $1.98 per share, compared to $1.67 per share for the previous year.

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Sales for the year totaled $997.9 million, an increase of 7.1 percent compared to 2004.  Excluding the impact of discontinued businesses and FX, the growth rate was 9.1 percent.  Domestic and international sales for the 12 months were $455.9 million and $542.0 million, respectively.

Free cash flow generated for the year was $140.1 million, calculated as cash flow from operating activities of $150.8 million minus capital expenditures of $48.5 million plus $37.8 million related to the company’s charitable fund contribution and the restructuring of the 3F Therapeutics agreement.

2006 Outlook

“Based on the strong and sustainable performance of our market-leading core franchises, as well as the expected contribution from our new products, we believe Edwards is ideally positioned for continued growth and profitability in 2006,” Mussallem stated.

“We are confident in our ability to achieve our 2006 financial goals.  These include generating total sales between $1.02 to $1.06 billion, increasing our gross profit margin by 150 to 200 basis points, delivering non-GAAP net income growth of 12 to
15 percent excluding the impact of special items and stock option expensing, and generating free cash flow of $140 to $150 million.

“Finally, based on current FX rates, we are raising our 2006 sales estimate by $10 million to $1.03 billion to $1.07 billion.  Additionally, we are comfortable with the first quarter 2006 First Call mean EPS estimate of $0.54, and we are raising our full year EPS estimate by two cents to $2.16 to $2.26.  This excludes the expensing of stock options, which will reduce EPS by approximately $0.24,” Mussallem concluded.

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About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EST to discuss its results for the fourth quarter and full year 2005.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 187492.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations/EventCalendar.htm.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to substantial risks and uncertainties including, but not limited to, the ability to sustain strong sales growth in our market-leading core franchises, as well as the expected contribution from our new products; the ability to continue growth and profitability in 2006; the ability to achieve our 2006 financial goals including $1.02 to $1.06 billion in sales, a gross profit margin increase of 150 to 200 basis points, non-GAAP net income growth of 12 to 15 percent excluding the impact of special items and stock option expensing, and free cash flow of $140 to $150 million; the ability to achieve the First Call mean EPS estimates for the first quarter of 2006; the ability to achieve first quarter 2006 EPS of $0.54 and full year 2006 EPS of $2.16 to $2.26; and more generally, the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business, repurchase shares or repay debt; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2004.  These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

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To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, results of discontinued businesses, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards Lifesciences, Edwards, Magna and FloTrac are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended Dec. 31		Year Ended Dec. 31,
(in millions, except per share data)	2005	2004	2005	2004

Net sales	$249.7	$237.1	$997.9	$931.5
Cost of goods sold	89.6	91.2	374.6	370.2

Gross profit	160.1	145.9	623.3	561.3

Selling, general and administrative expenses	87.1	82.7	348.7	319.9
Research and development expenses	25.8	23.4	99.0	87.0
Purchased in-process research and development expenses	—	—	1.2	93.3
Special charges, net	1.2	4.9	48.2	17.2
Interest expense, net	1.4	3.5	9.7	14.2
Other expenses (income), net	1.1	(2.7)	(0.2)	(0.4)

Income before provision for income taxes	43.5	34.1	116.7	30.1

Provision for income taxes	4.9	8.2	37.4	28.4

Net income	$38.6	$25.9	$79.3	$1.7

Earnings per share:
Basic earnings per share	$0.65	$0.44	$1.33	$0.03
Diluted earnings per share	$0.61	$0.42	$1.27	$0.03

Weighted average common shares outstanding:
Basic	59.5	59.5	59.6	59.6
Diluted	64.9	64.8	62.3	62.0

Operating Statistics
As a percentage of net sales:
Gross profit	64.1%	61.5%	62.5%	60.3%
Selling, general and administrative expenses	34.9%	34.9%	34.9%	34.3%
Research and development expenses	10.3%	9.9%	9.9%	9.3%
Income before provision for income taxes	17.4%	14.4%	11.7%	3.2%
Net income	15.5%	10.9%	7.9%	0.2%

Effective tax rate	11.3%	24.0%	32.0%	94.4%

Reconciliation of Diluted Earnings per Share
Net income	$38.6	$25.9	$79.3	$1.7
Adjustment for interest expense included in net income	1.0	1.0	—	—
Adjusted net income	$39.6	$26.9	$79.3	$1.7

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	62.2	62.1	62.3	62.0
Weighted average common shares outstanding for the contingent convertible debt	2.7	2.7	—	—
Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	64.9	64.8	62.3	62.0

Diluted earnings per share including the contingent convertible debt	$0.61	$0.42	$1.27	$0.03

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$178.6	$48.9
Accounts and other receivables, net	118.5	119.4
Inventories, net	131.5	127.7
Deferred income taxes	27.6	21.1
Prepaid expenses and other current assets	58.0	50.4

Total current assets	514.2	367.5

Property, plant and equipment, net	201.9	201.7
Goodwill	337.7	337.7
Other intangible assets, net	137.7	152.6
Investments in unconsolidated affiliates	10.7	20.6
Deferred income taxes	11.5	22.3
Other assets	15.4	10.3

Total assets	$1,229.1	$1,112.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$194.2	$195.4

Long-term debt	316.1	267.1
Other long-term liabilities	28.8	22.1

Stockholders’ equity
Common stock	65.6	64.2
Additional contributed capital	536.7	500.6
Retained earnings	303.4	224.1
Accumulated other comprehensive loss	(22.2)	(20.8)
Common stock in treasury, at cost	(193.5)	(140.0)
Total stockholders’ equity	690.0	628.1

Total liabilities and equity	$1,229.1	$1,112.7

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and credits, results of discontinued businesses, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from the GAAP financial results are set forth below:

In-Process Research and Development - The Company incurred purchased in-process research and development expenses related to a technology acquisition for $1.2 million in the third quarter of 2005. In the first and third quarters of 2004, the Company incurred purchased in-process research and development expenses of $81.0 million for the acquisition of PVT and $12.3 million for the purchase of ev3, Inc. mitral valve repair program, respectively.  Given the magnitude and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded in non-GAAP net income.

Special Charges, net - The Company incurred certain special charges and credits in 2005 and 2004, related to the following:

1)     Restructure 3F Agreement:  $22.8 million charge for restructuring the 3F agreements in the second quarter of 2005;

2)     Gain on Sale of Businesses:  $13.1 million net gain on the sale of the ePTFE vascular graft business in fourth quarter of 2005; $7.7 million gain on the sale of the Japan Perfusion Products business in the first quarter of 2005;

3)     Investment Impairments:  $4.8 million, $8.9 million, and $2.6 million is related to the impairment of certain investments in the second, third and fourth quarters of 2005, respectively, and $1.7 million and $7.3 million charge in the second and fourth quarter of 2004, respectively, related to the impairment of certain investments;

4)     Charitable Fund Contribution:  $15.0 million contribution to Edwards Lifesciences charitable fund in the third quarter of 2005, and a $5.0 million contribution to the charitable fund in fourth quarter of 2004;

5)     Realignment Expenses:  $4.9 million charge in the fourth quarter of 2005 of primarily severance expenses resulting from a resource realignment, $5.7 million charge for the Japan realignment in the first quarter of 2005;

6)     Royalty Settlements & Litigation Gain:  $5.4 million charge related to two royalty settlements in the fourth quarter of 2005, and a $2.5 million gain related to intellectual property litigation in the third quarter of 2005;

7)     Discontinued Products: $1.4 million charge for an early contract termination in the fourth quarter of 2005, and $8.4 million charge for discontinuation of its Lifepath AAA program and $2.2 million charge for discontinuation of its Interventional Cardiology products in the first quarter of 2004;

8)     Gain on Sale of Property Development Rights: $7.4 million gain on the sale of property development rights in the fourth quarter of 2004;

9)     Income Taxes:  $8.0M in the fourth quarter related to the reversal of a valuation allowance related to a capital loss, $15.8 million tax expense in the third quarter of 2005 related to repatriation.

Given the magnitude and unusual nature of these special charges and credits relative to the operating results for the periods presented, these items have been excluded in non-GAAP net income.

Results of Discontinued Businesses – The Company has exited certain businesses during the periods presented.  As discontinued businesses do not have a continuing contribution to operations, management believes that excluding such items from the Company’s growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these businesses had on the growth of the Company, the results of these businesses have been detailed in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the Reconciliation of Sales by Product Line and Region.

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended Dec. 31,		Years Ended Dec. 31,
(in millions, except per share data)	2005	2004	2005	2004

GAAP net income	$38.6	$25.9	$79.3	$1.7

Reconciling items:
Purchased in-process research and development expenses	—	—	1.2	93.3

Special charges, net
Restructure 3F agreements	—	—	22.8	—
Gain on sale of businesses	(13.1)		(20.8)	—
Investment impairments	2.6	7.3	16.3	9.0
Charitable fund contribution	—	5.0	15.0	5.0
Realignment expenses	4.9		10.6	—
Royalty settlements and litigation gains, net	5.4	—	2.9	—
Discontinued products	1.4	—	1.4	10.6
Gain on sale of property development rights		(7.4)	—	(7.4)
Subtotal special charges, net	1.2	4.9	48.2	17.2

Income tax expense (benefit)
Repatriation taxes	—	—	15.8	—
Tax benefit	(8.0)	—	(8.0)	—
Tax effect on non-GAAP adjustments (1)	1.8	(1.9)	(11.5)	(8.1)
Subtotal income taxes, net	(6.2)	(1.9)	(3.7)	(8.1)

Non-GAAP net income	$33.6	$28.9	$125.0	$104.1

Non-GAAP Earnings per share:
Basic non-GAAP earnings per share	$0.56	$0.49	$2.10	$1.75
Dilutive non-GAAP earnings per share	$0.53	$0.46	$1.98	$1.67

Weighted average common shares outstanding:
Basic	59.5	59.5	59.6	59.6
Diluted	64.9	64.8	65.0	64.7

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

Edwards Lifesciences Corporation

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

2004

2005

Sales by Product Line (Qtr)	Q4’05	Q4’04	GAAP Growth Rate	Discontinued Business Impact	Discontinued Business Impact	FX Impact	Q4 2004FX Adjusted	Underlying Impact	Underlying Growth Rate
Heart Valve Therapy	$114.0	$105.0	8.6%	—	—	$(2.5)	$102.5	$11.5	11.2%
Cardiac Surgery Systems	25.8	26.8	(3.7)%	(6.5)	(3.8)	0.4	20.7	1.3	6.1%
Critical Care	84.5	79.6	6.2%	—	—	(2.3)	77.4	7.2	9.1%
Vascular	17.3	15.5	11.6%	—	—	(0.3)	15.2	2.1	14.1%
Other Distributed Products	8.1	10.2	(20.6)%	(2.8)	—	(0.4)	7.0	1.1	16.0%
Total Sales	$249.7	$237.1	5.3%	$(9.3)	$(3.8)	$(5.1)	$222.8	$23.2	10.4%

				2004	2005
Sales by Product Line (YTD)	YTDQ4 2005	YTDQ4 2004	GAAP Growth Rate	Discontinued Business Impact	Discontinued Business Impact	FX Impact	YTD 4Q 2004FX Adjusted	Underlying Impact	Underlying Growth Rate
Heart Valve Therapy	$469.3	$419.2	12.0%	—	—	$1.8	$421.0	$48.3	11.5%
Cardiac Surgery Systems	104.6	107.3	(2.5)%	(27.2)	(17.6)	2.2	82.3	4.7	5.7%
Critical Care	324.1	302.3	7.2%	—	—	2.2	304.5	19.6	6.4%
Vascular	66.1	60.1	10.0%	(1.7)	—	0.8	59.2	6.9	11.7%
Other Distributed Products	33.8	42.6	(20.7)%	(11.3)	—	(0.1)	31.2	2.6	8.5%
Total Sales	$997.9	$931.5	7.1%	$(40.2)	$(17.6)	$6.9	$898.2	$82.1	9.1%

Sales by Region (Qtr)	Q4’05	Q4’04	Change
United States	$112.7	$105.0	$7.7
Europe	60.5	57.2	3.3
Japan	45.2	49.5	(4.3)
Rest of World	31.3	25.4	5.9
International	137.0	132.1	4.9
Total	$249.7	$237.1	$12.6

Sales by Region (YTD)	YTD Q4 2005	YTD Q4 2004	Change
United States	$455.9	$416.5	$39.4
Europe	241.3	221.2	20.1
Japan	186.4	197.2	(10.8)
Rest of World	114.3	96.6	17.7
International	542.0	515.0	27.0
Total	$997.9	$931.5	$66.4